A-8.9.1.1.

Exhibit 4.2
BORROWER ASSUMPTION AGREEMENT
This Borrower Assumption Agreement (this “Borrower Assumption Agreement”) is dated as of November 30, 2018 and is entered into by and among ENTERGY ARKANSAS, INC., a Texas corporation (the “Predecessor”), and ENTERGY ARKANSAS POWER, LLC, a Texas limited liability company (the “Successor”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Entergy Arkansas, Inc., the Lenders and LC Issuing Banks parties thereto and Citibank, N.A., as the Administrative Agent.

1.
Assumption. The Predecessor hereby confirms that, in a merger in accordance with the Texas Business Organizations Code, it irrevocably allocated to the Successor, and the Successor hereby confirms that, in a merger in accordance with the Texas Business Organizations Code, it irrevocably accepted such allocation and assumed from the Predecessor, subject to and in accordance with Section 2.20 of the Credit Agreement, as of the date of this Borrower Assumption Agreement, (i) all of the Predecessor’s rights and obligations in its capacity as the Borrower under the Credit Agreement and each other Loan Document (including, without limitation, those obligations under the Loan Documents arising from events that occurred before the date of this Borrower Assumption Agreement and those obligations that expressly survive the repayment of all amounts under the Loan Documents or termination of the Commitments) and (ii) to the extent permitted to be allocated under applicable law, all claims, suits, causes of action, and any other right of the Predecessor (in its capacity as a Borrower) against any Person, whether known or unknown, arising under or in connection with the Loan Documents, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims, and all other claims at law or in equity related to the rights and obligations allocated pursuant to clause (i) above (the rights and obligations allocated by the Predecessor to the Successor pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Allocated Interest”). The allocation is without recourse to the Predecessor and without representation or warranty by the Predecessor. The Successor hereby agrees to become the Borrower under the Credit Agreement and shall have all of the obligations of the Borrower thereunder as if it had executed the Credit Agreement. Without limiting the generality of the foregoing, the Successor hereby assumes and agrees punctually to pay, perform and discharge when due all of the Advances constituting a part of the Allocated Interest and the related obligations under the Loan Documents and each agreement made or to be performed by the Borrower under the Loan Documents.

2.
Name Change. The Successor confirms that, as part of the Internal Restructuring, it will effect a name change through the filing of appropriate documents with the Secretary of State of Texas to be known as “Entergy Arkansas, LLC.” Promptly upon receipt of the documents or filings evidencing such name change, the Successor agrees that it shall send copies of such documents or filings to the Administrative Agent.

3.
Further Assurances. The Successor agrees to take, and, to the extent legally possible, cause the other parties to the Internal Restructuring to take, such actions and furnish all such information, in each case, from time to time reasonably requested by the Administrative Agent (or any LC Issuing Bank or any Lender through the Administrative Agent) in order to effect the purposes of this Borrower Assumption Agreement, including furnishing the Administrative Agent with such certifications, financial, or other information, approvals, and documents as required by applicable law or any LC Issuing Bank’s or Lender’s internal processes.

4.
Release of Certain Obligations. Upon the effectiveness of the New Borrower Transaction, the Predecessor shall no longer be the Borrower under the Credit Agreement or any other Loan Document, nor shall it have any rights or obligations as the Borrower thereunder, and the Predecessor shall be released from any and all obligations under the Loan Documents.

5.
Ratification. The Successor confirms that it has received a copy of the Credit Agreement and the other applicable Loan Documents. The Successor hereby ratifies and agrees to be bound by all of the terms and conditions contained in the Credit Agreement and the other applicable Loan Documents.

6.
General Provisions. This Borrower Assumption Agreement shall constitute a Loan Document. This Borrower Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Borrower Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Borrower Assumption Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Borrower Assumption Agreement. This Borrower Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows.]

PREDECESSOR

ENTERGY ARKANSAS, INC.

By: /s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer

SUCCESSOR

ENTERGY ARKANSAS POWER, LLC

By: /s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer